Exhibit 10.1
David M. Cordani President and CEO

June 2, 2014	Routing W2SLT 900 Cottage Grove Road Hartford, CT 06152

Matthew G. Manders

Dear Matt:

Congratulations on your promotion with Cigna effective June 4, 2014.  I am delighted to confirm your new compensation package as you assume the position of President, U.S. Commercial Markets and Global Health Care Operations.

▪	Base Salary – will increase to a pre-tax annualized rate of $675,000. This amount will be reviewed annually based on your performance and pay position relative to the competitive market.

▪
Annual Incentive – your annual target will increase to $750,000 for the 2014 performance year.  As you are aware, annual incentive is typically paid in the first quarter of the year following the performance period and is not considered earned until the date paid.

▪	Long-Term Incentive – your annual long-term opportunity will become $2,100,000 and will continue to consist of the following two components:

-
Stock Options – grants are typically awarded in the first quarter each year and may vary from 0 to 200% of target based on individual performance and potential.  Options typically vest over a 3 year period and expire no later than 10 years after grant.  The 2015 annual target is $1,050,000.

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Strategic Performance Shares (SPS) – grants are typically awarded in the first quarter of each year and may vary from 0 to 200% of target based on individual performance.  SPS awards are typically paid or vested three years after the beginning of the performance period.  Awards are not considered earned until the date paid or vested.  The 2015 annual target is $1,050,000.

▪
Stock Ownership Guidelines – To align management and shareholder interests Cigna executives are subject to stock ownership guidelines.  Your stock ownership guideline for this position will become 300% of your new base salary.  You will have five years from your promotion effective date to meet your new ownership guideline.  Once you meet the guideline, you are expected to maintain it on a continuous basis.

NEW TOTAL ANNUAL COMPENSATION OPPORTUNITY:                             $3,525,000

Also, the following long-term incentive awards with an estimated present value of $277,083 will be awarded to you:

▪	a transitional SPS award with a grant date value $34,028; shares earned (paid) in 2015 per the plan’s formula

▪	a transitional SPS award with a grant date value $92,361; shares earned (paid) in 2016 per the plan’s formula

▪	a transitional SPS award with a grant date value $150,694; shares earned (paid) in 2017 per the plan’s formula

 The changes above have no impact on previously awarded bonuses, stock options or SPS grants.  The compensation program elements – annual incentive, stock options and strategic performance shares are those of our current program and may be subject to modification or enhancement by the Board of Directors.  As an executive of the company, your compensation will be subject to any future program changes.

Matt, I look forward to continuing to partner with you.

Sincerely,

/s/ David M. Cordani

David M. Cordani

DMC/del

cc:	K. Gorodetzer
J. Murabito